Filed Pursuant to Rule 424(b)(7)

Registration No. 333-257629

PROSPECTUS SUPPLEMENT NO. 9

(To prospectus dated April 14, 2022)

indie Semiconductor, Inc.

70,846,446 shares of Class A Common Stock and

10,150,000 Warrants to Purchase Class A Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated April 14, 2022 (the “Prospectus”). The Prospectus relates to the (i) offer and sale from time to time by selling securityholders of up to an aggregate of 70,846,446 shares of our Class A common stock and (ii) the issuance by us of up to an aggregate of 10,150,000 warrants to purchase Class A common stock. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus and the risks described in any document incorporated by reference therein and herein.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the Prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated June 3, 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

The information in the table that appears under the caption “Selling Securityholders” in the Prospectus is modified by adding the information below with respect to certain persons not previously listed therein and also to update information for certain persons previously listed therein. The following table sets forth certain information provided by or on behalf of the Selling Securityholders listed below as of June 3, 2022 concerning the Class A common stock, private placement warrants and sponsor warrants that may be offered from time to time by each such Selling Securityholder. All of the shares of Class A common stock, private placement warrants and sponsor warrants listed in the table below represent shares of Class A common stock, private placement warrants and sponsor warrants that were distributed by Thunder Bridge Acquisition II LLC (the “Sponsor”) to its members. The Sponsor was previously identified as a Selling Securityholder in the Prospectus. Percentages of Class A common stock, private placement warrants and sponsor warrants and voting power, respectively, reflect 116,946,311 shares of our Class A common stock and 30,119,808 shares of our Class V common stock issued and outstanding as of April 25, 2022. Capitalized terms not otherwise defined herein shall have the meaning given in the Prospectus.

SELLING SECURITYHOLDERS

Name and Address of Selling Security holder	Class A Common Stock Beneficially Owned and Offered Hereby (1)	Placement Warrants or Working Capital Warrants Beneficially Owned and Offered Hereby (2)	% of Class A Common Stock Beneficially Owned and Offered Hereby	% of Placement Warrants or Working Capital Warrants Beneficially Owned and Offered Hereby	% of Total Voting Power Represented by Such Class A Common Stock Offered Hereby (3)(4)(5)
Transferees of Thunder Bridge Acquisition II LLC (1)(2):
Thunder Bridge Capital, LLC	1,071,000	100,000	*	*	*
Caroline B. Davidson Trust 9/25/2017	10,000	16,000	*	*	*
Kyle Asher	37,500	60,000	*	*	*
Monroe Capital Investment Holdings, L.P.	652,500	1,044,000	*	10.29%	*
Thomas Aronson	25,000	40,000	*		*
MC Opportunities Fund LP	300,000	480,000	*	4.73%	*
DRC Funding LLC	12,500	20,000	*	*	*
Kingdom Trust Company FBO Peter Gruszka Roth IRA (account #03440674305)	28,750	46,000	*	*	*
Peter T. Gruszka and Amie K. Gruszka, JTWROS	21,250	34,000	*	*	*
Zia Uddin	37,500	60,000	*	*	*
Aaron D Peck Revocable Trust 9/18/2002	17,500	28,000	*	*	*
JRCSC LLC	587,500	940,000	*	9.26%	*
Leon Mark Wagner	517,500	940,000	*	9.26%	*
Gabriel David Wagner	35,000	—	*	—	*
Daniel Brett Wagner	35,000	—	*	—	*
Claflin Partners II, LLC (6)	385,000	1,100,000	*	10.84%	*
Stewart J. Paperin	120,000	75,000	*	*	*
William A. Houlihan (7)	125,000	—	*	—	*
Robert H. Hartheimer	135,000	100,000	*	*	*
Allerd Derk Stikker	85,000	—	*	—	*
Gary A. Simanson (8)	1,000,000	—	*	—	*
Harold Neu	50,000	80,000	*	*	*
Ian Adelson	25,000	40,000	*	*	*
James Harrison	125,000	200,000	*	1.97%	*
Andrew R. Heyer	250,000	400,000	*	3.94%	*
Evan Malik	75,000	120,000	*	1.18%	*
Grace Bozick	50,000	80,000	*	*	*
Jay Bozick	100,000	160,000	*	1.58%	*
Robert & Arancio	100,000	160,000	*	1.58%	*
Andrew S. Komaroff	50,000	80,000	*	8	*
William Katz & Michael Katz	125,000	200,000	*	1.97%	*
Michael Steinberg & Elizabeth Steinberg	75,000	120,000	*	1.18%	*
Keith & Tana Wagner	75,000	120,000	*	1.18%	*
Michael Siegal Restated Trust	125,000	200,000	*	1.97%	*
Miraj Patel Revocable Living Trust	200,000	320,000	*	3.15%	*
Rishi Chandna Separate Property Trust	75,000	120,000	*	1.18%	*
Empanada Holdings LLC	125,000	200,000	*	1.97%	*
SLI Seed Fund LLC	250,000	400,000	*	3.94%	*
Neu Brothers Holdings LLC	50,000	80,000	*	*	*
Charles Kantor	150,000	240,000	*	2.36%	*
Mary Anne Gillespie	110,000	75,000	*	*	*
David E. Mangum	87,500	—	*	—	*
Pete Kight (9)	1,000,000	—	*	—	*
Aaron Shepherd	6,500	—	*	—	*

*	Less than one percent.

(1)	The amounts set forth in this table reflect the numbers of shares of Class A common stock that may be offered by each Selling Securityholder in such table using this prospectus supplement. The Selling Securityholders listed in this table received the shares of our Class A common stock listed in this table in connection with a distribution from the Sponsor, which is identified as a Selling Securityholder in the Prospectus to which this prospectus supplement relates. These amounts and percentages in this table represent only such shares of Class A common stock received by the Selling Securityholders in this table in the distribution from the Sponsor and do not represent any other shares of our Class A common stock or other securities that such Selling Securityholders may own beneficially or otherwise, including any amounts of shares of our Class A common stock that may appear under the caption “Selling Securityholders” in the Prospectus.

(2)	The amounts set forth in this table reflect the numbers of private placement warrants and sponsor warrants that may be offered by each Selling Securityholder in such table using this prospectus supplement. The Selling Securityholders listed in this table received the private placement warrants and sponsor warrants listed in this table in connection with a distribution from the Sponsor, which is identified as a Selling Securityholder in the Prospectus to which this prospectus supplement relates. These amounts and percentages in this table represent only such private placement warrants and sponsor warrants received by the Selling Securityholders in this table in the distribution from the Sponsor and do not represent any other shares of our private placement warrants and sponsor warrants or other securities that such Selling Securityholders may own beneficially or otherwise, including any amounts of shares of our Class A common stock that may appear under the caption “Selling Securityholders” in the Prospectus.

(3)	Holders of Class A common stock and Class V common stock are entitled to one vote for each share of Class A common stock or Class V common stock held by them. The Class A common stock and the Class V common stock vote together as a class.

(4)	Represents percentage of voting power of the holders of Class A common stock and Class V common stock of the Company voting together as a single class. See the section entitled “Description of Securities” in the Prospectus.

(5)	In addition to the amount in this table, this Selling Securityholder holds additional securities of the Company described in the Prospectus.

(6)	Mr. Houlihan is the sole operating manager of Claflin Partners II, LLC and has voting and investment power over the shares held by Claflin Partners II, LLC.

(7)	See footnote 6.

(8)	Gary A. Simanson is the managing member of the Sponsor.

(9)	Pete Kight serves on our board of directors.